 Exhibit 4.9

AMENDMENT TO
TIMBER PHARMACEUTICALS, INC.
2020 OMNIBUS EQUITY INCENTIVE PLAN

Dated: April 20, 2021

This Amendment amends the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

WHEREAS, Section 17.2 of the Plan reserves to the Board of Directors (“Board”) of Timber Pharmaceuticals, Inc. (the “Company”) the right to amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan in the manner hereinafter provided subject to approval by the Company’s stockholders.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    Amendments.

1.1  Section 4.1(a) of the Plan is amended and restated in its entirety as follows:

“(a)    Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 4,668,319 shares; all of which may, but need not, be issued in respect of Incentive Stock Options.”

1.2  The last sentence of Section 17.2 of the Plan is amended and restated in its entirety as follows:

“The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Board’s adoption of the initial Plan amendment (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.”

2.    No Other Changes.    Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Amendment as of the date first above written as evidence of its adoption by the Company.

TIMBER PHARMACEUTICALS, INC.

By:	/s/ John Koconis
Name: John Koconis
Title: Chief Executive Officer